UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2010

GlobalOptions Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33700	30-0342273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Rockefeller Plaza, 27th Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 445-6262

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the sale of the operating assets of GlobalOptions Group, Inc. (the “Company”), including the sale of The Bode Technology Group, Inc. a Delaware corporation (“Bode”), as more fully described below, effective November 30, 2010, GlobalOptions, Inc., a Delaware corporation (“GOI”) and wholly-owned subsidiary of the Company, and Bode (together with GOI, the “Borrowers”), terminated that certain Fourth Amended and Restated Loan and Security Agreement, as modified (the “Loan Agreement”) with Silicon Valley Bank, a California chartered bank (the “Bank”).

The Loan Agreement had provided a working capital line of credit (the “Facility”) in an amount up to a maximum of $5,000,000, based upon eligible receivables.  The applicable interest rate with respect to the amount outstanding under the Facility was 1%, plus the greater of (A) 6.25% or (B) the Bank’s most recently announced “prime rate.”  The Loan Agreement also contained certain affirmative and negative covenants, including, but not limited to, a financial covenant requiring minimum Liquidity (as defined under the Loan Agreement) of $5,000,000, and negative covenants imposing certain restrictions on the Borrowers’ ability to engage in mergers and acquisitions and to incur additional indebtedness.  The Loan Agreement and all obligations outstanding thereunder were due and payable no later than January 27, 2011.  As of November 30, 2010, there was no amount outstanding under the Facility.

Effective November 30, 2010, the Company also terminated each of that certain Unconditional Guaranty (the “Guaranty”), that certain Security Agreement (the “Security Agreement”) and that certain Intellectual Property Security Agreement (the “IP Security Agreement”) with the Bank each dated April 16, 2008 (as amended and supplemented to date).  Pursuant to the Guaranty, the Company had guaranteed the full payment and performance of the Borrowers’ obligations under the Loan Agreement.  Pursuant to the Security Agreement, the Company had granted the Bank a security interest in all of its property.  Pursuant to the IP Security Agreement, the Company had granted the Bank a security interest in all of its rights, titles and interests in, to and under its intellectual property.  Additionally, effective November 30, 2010, GOI and Bode each terminated their separate Intellectual Property Security Agreements with the Bank in substantially the same form as the IP Security Agreement both of which had been entered into on April 16, 2008, effective March 31, 2008.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On November 30, 2010, the Company, completed the sale (the “Bode Transaction”) of all of the equity securities and stock of Bode, which constituted the Company’s Forensic DNA Solutions and Products unit, to SolutionPoint International, Inc. (f/k/a LSR Acquisition Corp.), a Delaware corporation (“Buyer”), in accordance with that certain Stock Purchase Agreement, dated August 11, 2010 (the “Purchase Agreement”), by and among the Company, GOI (together with the Company, “Sellers”), Bode and Buyer.

The aggregate consideration for the Bode Transaction consisted of the following: (i) $24,500,000 in cash, of which $2,450,000 is being held in escrow until December 31, 2011, (ii) $500,000 payable as a result of the Buyer’s decision to make a tax election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, in connection with the Bode Transaction and (iii) an earnout payment equal to 30% of any revenues over $27,000,000 earned by Bode during the 12-month period following the closing of the Bode Transaction, if any, which payment may not exceed $5,500,000.  In addition, Buyer agreed to pay Sellers the amount by which the working capital of Bode at closing exceeds $5,600,000, and Sellers agreed to pay Buyer the amount by which the working capital of Bode at closing is less than $5,600,000, provided that in either case no such payment will be required unless it is in excess of $150,000.  Sellers also agreed to pay Buyer a “true-up” of up to $1,000,000 based on accounts receivable, if any, that remain uncollected 180 days after the closing and Buyer agreed to transfer to Sellers all rights with respect to such uncollected receivables after Buyer’s receipt of such “true-up” payment.

The Company’s entry into and the terms of the Purchase Agreement were previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2010.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 30, 2010, following the closing of the Bode Transaction, Barry Watson will continue to serve as an executive officer of Bode and as such will cease serving as an executive officer of the Company.

Item 8.01.	Other Events.

On December 1, 2010, the Company issued a press release announcing the completion of the Bode Transaction.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated December 1, 2010.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2010	GLOBALOPTIONS GROUP, INC.

	By:	/s/ Harvey W. Schiller, Ph. D.
		Name:	Harvey W. Schiller, Ph. D.
		Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 1, 2010.